UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2016

VAPE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-163290	90-0436540
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5304 Derry Ave., Suite C

Agoura Hills, CA 91301

(Address of principal executive office)

1-877-827-3959

(Registrant's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 18, 2016, the Board of Directors of Vape Holdings, Inc., a Delaware corporation (the “Company”), after consultation with the Company’s independent registered public accounting firm, dbbmckennon (“DBBM”), concluded that the Company’s previously issued audited financial statements as of and for the year ended September 30, 2015, and interim review period ended December 31, 2015 as presented in the Company’s Form 10-K and Form 10-Q for the same periods, respectively, should no longer be relied upon. The Company will be filing a Form 10-K/A and Form 10-Q/A restating its financials for these periods as soon as practicable.

The conclusion to prevent future reliance on the aforementioned previously issued audited financial statements resulted from the determination that such financial statements did not correctly account for certain non-cash transactions. The following discussion describes the adjustments that will be made in the Form 10-K/A and 10-Q/A, respectively:

In August 2015, the Company entered into convertible notes without conversion floors resulting in an unlimited potential of shares to be issued. The notes were not convertible until six months from the issuance date, and accordingly, we adjusted the consolidated financial statements to defer recognition of the embedded conversion feature until the instruments are convertible.

On August 13, 2015 and August 26, 2015, the fixed conversion floors of the Redwood and Typenex notes, respectively, were removed creating a potentially unlimited number of shares to be issued on the date of the amendment. Accordingly, Form 10-K/A will account for the embedded conversion features as derivative financial instruments at fair value. This increased the loss on debt extinguishments and interest expense previously recorded, as well as the derivative liabilities at fair value. Form 10-Q/A will reflect the continued accounting for the derivative financial instruments at fair value which resulted in a small increase in interest expense and an increase in gain in change in change of derivative liabilities.

The Board of Directors of the Company discussed the matters disclosed in response to this Item 4.02 with DBBM.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPE HOLDINGS, INC.

Dated: May 22, 2016	By:	/s/ Justin Braune
Justin Braune
Duly Authorized Officer, Chief Executive Officer

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